Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR

FOURTH QUARTER AND 2016

SAN DIEGO, CALIFORNIA, February 22, 2017....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the fourth quarter and year ended December 31, 2016.  All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the year ended December 31, 2016:

•                  Net income per share was $1.13

•                  AFFO per share increased 5.1% to $2.88, compared to the year ended December 31, 2015

•                  Invested $1.86 billion in 505 new properties and properties under development or expansion

For the quarter ended December 31, 2016:

•                  Net income per share was $0.33

•                  AFFO per share increased 10.3% to $0.75, compared to the quarter ended December 31, 2015

•                  Invested $785.6 million in 279 new properties and properties under development or expansion

•                  Increased the monthly dividend in December for the 89th time and for the 77th consecutive quarter

•                  Issued $600 million of 3.000% senior unsecured notes due 2027, generating net proceeds of $586.7 million

Event subsequent to December 31, 2016:

•                  In January 2017, increased the amount of the annualized dividend to $2.526 per share, as compared to the February 2016 annualized dividend amount of $2.382 per share, which represents an increase of 6%

CEO Comments

“We are pleased with another year of solid results as our company continues to execute across all areas of the business,” said John P. Case, Realty Income’s Chief Executive Officer. “In 2016, we surpassed $1 billion in rental revenue by completing a record-high volume of property acquisitions and actively managing our portfolio to maximize value. These activities contributed to healthy AFFO per share growth of 5.1% to $2.88, which supported the payment of multiple dividend increases throughout 2016.  Given the strong momentum we are seeing in our business, we increased the dividend at the beginning of 2017 by 6% compared to one year ago. For 2017, we are introducing AFFO per share guidance of $3.00 - $3.06, representing earnings growth of 4.2% - 6.3%.”

“During 2016, we completed $1.86 billion in acquisitions, of which $786 million was completed during the fourth quarter, representing our most active year and quarter for property acquisitions in our company’s history. We achieved this volume while maintaining investment spreads well above our historical average. Our portfolio occupancy at the end of the fourth quarter was 98.3%, unchanged from the end of the prior quarter. We maintained this high level of occupancy while recapturing approximately 105% of expiring rent on 186 properties re-leased to existing or new tenants in 2016.”

“Our balance sheet continues to be in excellent shape with approximately 72% of our market capitalization represented by equity. Additionally, our credit rating remains the highest in the net lease industry, providing us with outstanding financial flexibility and contributing to our distinct cost of capital advantage.”

Financial Results

Revenue

Revenue for the quarter ended December 31, 2016 increased 9.1% to $287.8 million, as compared to $263.7 million for the same quarter in 2015. Revenue for 2016 increased 7.8% to $1.103 billion, as compared to $1.023 billion for 2015.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended December 31, 2016 was $85.7 million, as compared to $76.2 million for the same quarter in 2015. Net income per share for the quarter ended December 31, 2016 was $0.33, as compared to $0.31 for the same quarter in 2015.

Net income available to common stockholders for 2016 was $288.5 million, as compared to $256.7 million for 2015. Net income per share for 2016 was $1.13, as compared to $1.09 for 2015.

The calculation to determine net income for a real estate company includes impairments, gains on property sales and/or fair value adjustments on interest rate swaps. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.

Funds From Operations Available to Common Stockholders (FFO)

FFO for the quarter ended December 31, 2016 increased 12.3% to $199.8 million, as compared to $177.9 million for the same quarter in 2015. FFO per share for the quarter ended December 31, 2016 increased 8.5% to $0.77, as compared to $0.71 for the same quarter in 2015.

FFO for 2016 increased 12.7% to $735.4 million, as compared to $652.4 million for 2015. FFO per share for 2016 increased 4.0% to $2.88, as compared to $2.77 for 2015.

Adjusted Funds From Operations Available to Common Stockholders (AFFO)

AFFO for the quarter ended December 31, 2016 increased 13.5% to $193.0 million, as compared to $170.0 million for the same quarter in 2015. AFFO per share for the quarter ended December 31, 2016 increased 10.3% to $0.75, as compared to $0.68 for the same quarter in 2015.

AFFO for 2016 increased 13.8% to $736.4 million, as compared to $647.0 million for 2015. AFFO per share for 2016 increased 5.1% to $2.88, as compared to $2.74 for 2015.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts’ (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages six and seven of this press release.

Dividend Increases

In December 2016, Realty Income announced the 77th consecutive quarterly dividend increase, which is the 89th increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of December 31, 2016 was $2.43 per share. The amount of monthly dividends paid per share increased 5.3% to $2.392 in 2016 from $2.271 in 2015.

In January 2017, Realty Income increased the amount of the annualized dividend to $2.526 per share, as compared to the February 2016 annualized dividend amount of $2.382 per share, which represents an increase of 6%.  The new monthly dividend amount of $0.2105 per share was paid on February 15, 2017 to shareholders of record on February 1, 2017.

Real Estate Portfolio Update

As of December 31, 2016, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 4,944 properties located in 49 states and Puerto Rico, leased to 248 different commercial tenants doing business in 47 industries. The properties are leased under long-term, net lease agreements with a weighted average remaining lease term of 9.8 years.

Portfolio Management Activities

The company’s portfolio of commercial real estate, owned primarily under 10- to 20-year net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of December 31, 2016, portfolio occupancy was 98.3% with 84 properties available for lease out of a total of 4,944 properties in the portfolio, as compared to 98.3% as of September 30, 2016, and 98.4% as of December 31, 2015. Economic occupancy, or occupancy as measured by rental revenue, was 98.9% as of December 31, 2016, as compared to 98.8% as of September 30, 2016, and 99.2% as of December 31, 2015.

Since September 30, 2016, when the company reported 82 properties available for lease, the company had 82 lease expirations, re-leased 64 properties and sold 16 vacant properties during the quarter ended December 31, 2016.  Of the 64 properties re-leased during the fourth quarter of 2016, 48 properties were re-leased to the same tenants, ten were re-leased to new tenants without vacancy, and six were re-leased to new tenants after a period of vacancy. The annual new rent on these re-leases was $11,594,000, as compared to the previous annual rent of $11,012,000 on the same properties, representing a rent recapture rate of 105.3% on the properties re-leased for the quarter ended December 31, 2016.

Since December 31, 2015, when the company reported 71 properties available for lease, the company had 256 lease expirations, re-leased 186 properties and sold 57 vacant properties during 2016.  Of the 186 properties re-leased during 2016, 144 properties were re-leased to the same tenants, 21 were re-leased to new tenants without vacancy, and 21 were re-leased to new tenants after a period of vacancy. The annual new rent on these re-leases was $28,571,000, as compared to the previous annual rent of $27,332,000 on the same properties, representing a rent recapture rate of 104.5% on the properties re-leased during 2016.

Rent Increases

During the quarter ended December 31, 2016, same store rents on 4,045 properties under lease increased 0.9% to $223.67 million, as compared to $221.66 million for the same quarter in 2015. During 2016, same store rents on 4,045 properties under lease increased 1.2% to $888.51 million, as compared to $878.36 million for 2015.

Investments in Real Estate

During the quarter ended December 31, 2016, Realty Income invested $785.6 million in 279 new properties and properties under development or expansion, located in 27 states. These properties are 100% leased with a weighted average lease term of approximately 14.3 years and an initial average cash lease yield of 6.1%. The tenants occupying the new properties operate in 21 industries, and the property types are 94.5% retail and 5.5% industrial, based on rental revenue. Approximately 84% of the rental revenue generated from acquisitions during the fourth quarter of 2016 is from investment grade rated tenants.

During 2016, Realty Income invested approximately $1.86 billion in 505 new properties and properties under development or expansion, located in 40 states. These properties are 100% leased with a weighted average lease term of approximately 14.7 years and an initial average cash lease yield of 6.3%.  The tenants occupying the new properties operate in 28 industries, and the property types are 86.4% retail and 13.6% industrial, based on rental revenue.  Approximately 64% of the rental revenue generated from acquisitions during 2016 is from investment grade rated tenants.

Property Dispositions

During the quarter ended December 31, 2016, Realty Income sold 26 properties for $35.4 million, with a gain on sales of $6.7 million, as compared to 16 properties sold for $13.9 million, with a gain on sales of $5.1 million, during the same quarter in 2015.

During 2016, Realty Income sold 77 properties for $90.5 million, with a gain on sales of $22.0 million, as compared to 38 properties sold for $65.8 million, with a gain on sales of $22.2 million, during 2015.

Liquidity and Capital Markets

Capital Raising

In October 2016, Realty Income issued $600 million of 3.000% senior unsecured notes due January 2027. The public offering price for the notes was 98.671% of the principal amount for an effective yield to maturity of 3.153%. The net proceeds of approximately $586.7 million from the offering were used to repay borrowings outstanding under the company’s revolving credit facility.

During the quarter ended December 31, 2016, Realty Income raised $83.1 million from the sale of common stock at a weighted average price of $55.26 per share. During the year ended December 31, 2016, Realty Income raised $572.7 million from the sale of common stock at a weighted average price of $60.61 per share.

Credit Facility

Realty Income has a $2.25 billion unsecured credit facility. This credit facility is comprised of a $2.0 billion revolving credit facility and a $250 million five-year unsecured term loan. The credit facility also has a $1.0 billion expansion feature. As of December 31, 2016, Realty Income had a borrowing capacity of $880.0 million available on its revolving credit facility.

2017 Earnings Guidance

We estimate FFO per share for 2017 of $3.00 to $3.06, an increase of 4.2% to 6.3%, respectively, over 2016 FFO per share of $2.88. FFO per share for 2017 is based on a net income per share range of $1.27 to $1.33, plus estimated real estate depreciation of $1.80 per share, and reduced by potential estimated gains on sales of investment properties of $0.07 per share (in accordance with NAREIT’s definition of FFO).

We estimate AFFO per share for 2017 of $3.00 to $3.06, an increase of 4.2% to 6.3%, respectively, over 2016 AFFO per share of $2.88. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at http://investors.realtyincome.com/quarterly-results.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on February 23, 2017 at 11:30 a.m. PT to discuss the results. To access the conference, dial (877) 723-9520. When prompted, provide the access code: 8192870.

A telephone replay of the conference call can also be accessed by calling (888) 203-1112 and entering the access code: 8192870. The telephone replay will be available through March 9, 2017. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.  A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through March 9, 2017. No access code is required for this replay.

Supplemental Materials

Supplemental materials on the fourth quarter and 2016 operating results are available on Realty Income’s corporate website at http://investors.realtyincome.com/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 4,900 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 560 consecutive common stock monthly dividends throughout its 48-year operating history and increased the dividend 90 times since Realty Income’s public listing in 1994 (NYSE: O). The company has in-house acquisition, portfolio management, asset management, credit research, real estate research, legal, finance and accounting, information technology, and capital markets capabilities. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:

Jonathan Pong, CFA, CPA

VP, Capital Markets

(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Year	Year
	Ended 12/31/16	Ended 12/31/15	Ended 12/31/16	Ended 12/31/15
REVENUE
Rental	$275,224	$252,733	$1,057,413	$976,865
Tenant reimbursements	11,363	10,259	43,104	42,015
Other	1,256	676	2,655	4,405
Total revenue	287,843	263,668	1,103,172	1,023,285
EXPENSES
Depreciation and amortization	117,752	105,739	449,943	409,215
Interest	48,935	51,982	219,974	233,079
General and administrative	13,559	12,966	51,966	49,298
Property (including reimbursable)	17,411	12,897	62,865	55,352
Income taxes	449	721	3,262	3,169
Provisions for impairment	3,709	1,378	20,664	10,560
Total expenses	201,815	185,683	808,674	760,673
Gain on sales of real estate	6,696	5,126	21,979	22,243
Net income	92,724	83,111	316,477	284,855
Net income attributable to noncontrolling interests	(283)	(170)	(906)	(1,089)
Net income attributable to the Company	92,441	82,941	315,571	283,766
Preferred stock dividends	(6,770)	(6,770)	(27,080)	(27,080)
Net income available to common stockholders	$85,671	$76,171	$288,491	$256,686
Funds from operations available to common stockholders (FFO)	$199,833	$177,908	$735,395	$652,437
Adjusted funds from operations available to common stockholders (AFFO)	$192,964	$170,023	$736,374	$647,028
Per share information for common stockholders:
Net income, basic and diluted	$0.33	$0.31	$1.13	$1.09

FFO:
Basic	$0.77	$0.72	$2.88	$2.77
Diluted	$0.77	$0.71	$2.88	$2.77
AFFO:
Basic	$0.75	$0.68	$2.89	$2.74
Diluted	$0.75	$0.68	$2.88	$2.74

Cash dividends paid per common share	$0.606	$0.572	$2.392	$2.271

FUNDS FROM OPERATIONS (FFO)

(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on property sales.

	Three Months	Three Months	Year	Year
	Ended 12/31/16	Ended 12/31/15	Ended 12/31/16	Ended 12/31/15
Net income available to common stockholders	$85,671	$76,171	$288,491	$256,686
Depreciation and amortization	117,752	105,739	449,943	409,215
Depreciation of furniture, fixtures and equipment	(172)	(202)	(747)	(811)
Provisions for impairment	3,709	1,378	20,664	10,560
Gain on sales of real estate	(6,696)	(5,126)	(21,979)	(22,243)
FFO adjustments allocable to noncontrolling interests	(431)	(52)	(977)	(970)
FFO available to common stockholders	$199,833	$177,908	$735,395	$652,437
FFO allocable to dilutive noncontrolling interests	266	221	1,435	-
Diluted FFO (1)	$200,099	$178,129	$736,830	$652,437

FFO per common share:
Basic	$0.77	$0.72	$2.88	$2.77
Diluted	$0.77	$0.71	$2.88	$2.77

Distributions paid to common stockholders	$156,741	$140,471	$610,516	$533,238

FFO available to common stockholders in excess of
distributions paid to common stockholders	$43,092	$37,437	$124,879	$119,199

Weighted average number of common shares used for FFO:
Basic	258,373,179	248,515,893	255,066,500	235,767,932
Diluted	259,010,432	249,508,956	255,822,679	235,891,368

(1)           Diluted FFO for the quarters ended December 31, 2016 and 2015, and the year ended December 31, 2016 includes FFO allocable to dilutive noncontrolling interests.  Noncontrolling interests were anti-dilutive for all other periods presented.

ADJUSTED FUNDS FROM OPERATIONS (AFFO)

(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Year	Year
	Ended 12/31/16	Ended 12/31/15	Ended 12/31/16	Ended 12/31/15
Net income available to common stockholders	$85,671	$76,171	$288,491	$256,686
Cumulative adjustments to calculate FFO (1)	114,162	101,737	446,904	395,751
FFO available to common stockholders	199,833	177,908	735,395	652,437
Amortization of share-based compensation	2,803	2,793	12,007	10,391
Amortization of deferred financing costs (2)	1,492	1,334	5,352	5,294
Amortization of net mortgage premiums	(745)	(1,725)	(3,414)	(6,978)
Gain on early extinguishment of debt	-	(148)	-	(504)
(Gain) loss on interest rate swaps	(7,474)	(4,094)	(1,639)	3,043
Leasing costs and commissions	(233)	(193)	(797)	(748)
Recurring capital expenditures	(193)	(3,786)	(679)	(7,606)
Straight-line rent	(5,239)	(4,185)	(19,451)	(16,468)
Amortization of above and below-market leases	2,627	2,040	9,297	7,861
Other adjustments (3)	93	79	303	306
AFFO available to common stockholders	$192,964	$170,023	$736,374	$647,028
AFFO allocable to dilutive noncontrolling interests	262	219	1,455	-
Diluted AFFO (4)	$193,226	$170,242	$737,829	$647,028

AFFO per common share:
Basic	$0.75	$0.68	$2.89	$2.74
Diluted	$0.75	$0.68	$2.88	$2.74

Distributions paid to common stockholders	$156,741	$140,471	$610,516	$533,238

AFFO available to common stockholders in excess of
distributions paid to common stockholders	$36,223	$29,552	$125,858	$113,790

Weighted average number of common shares used for AFFO:
Basic	258,373,179	248,515,893	255,066,500	235,767,932
Diluted	259,010,432	249,508,956	255,822,679	235,891,368

(1)	See FFO calculation on page six for reconciling items.
(2)

Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans. The deferred financing costs are being amortized over the lives of the respective mortgages and term loans. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)	Includes adjustments allocable to both noncontrolling interests and capital lease obligations.
(4)

Diluted AFFO for the quarters ended December 31, 2016 and 2015, and the year ended December 31, 2016 includes AFFO allocable to dilutive noncontrolling interests. Noncontrolling interests were anti-dilutive for all other periods presented.

HISTORICAL FFO AND AFFO

(dollars in thousands, except per share amounts)

For the three months ended December 31,	2016	2015	2014	2013	2012

Net income available to common stockholders	$85,671	$76,171	$71,018	$53,854	$28,542
Depreciation and amortization	117,580	105,537	96,376	85,243	42,428
Provisions for impairment	3,709	1,378	1,960	-	4,472
Gain on sales real estate	(6,696)	(5,126)	(25,270)	(14,276)	(3,863)
Merger-related costs	-	-	-	138	2,404
FFO adjustments allocable to noncontrolling interests	(431)	(52)	(378)	(329)	-

FFO	$199,833	$177,908	$143,706	$124,630	$73,983

FFO per diluted share	$0.77	$0.71	$0.64	$0.61	$0.56

AFFO	$192,964	$170,023	$145,394	$125,700	$72,892

AFFO per diluted share	$0.75	$0.68	$0.65	$0.62	$0.55

Cash dividends paid per share	$0.606	$0.572	$0.549	$0.546	$0.454
Weighted average diluted shares outstanding	259,010,432	249,508,956	223,262,633	203,326,838	132,979,552

For the year ended December 31,	2016	2015	2014	2013	2012

Net income available to common stockholders	$288,491	$256,686	$227,558	$203,634	$114,538
Depreciation and amortization	449,196	408,404	374,179	308,107	151,058
Provisions for impairment	20,664	10,560	4,636	3,028	5,139
Gain on sales of real estate	(21,979)	(22,243)	(42,088)	(64,743)	(9,873)
Merger-related costs	-	-	-	13,013	7,899
FFO adjustments allocable to noncontrolling interests	(977)	(970)	(1,396)	(1,009)	-

FFO	$735,395	$652,437	$562,889	$462,030	$268,761

FFO per diluted share	$2.88	$2.77	$2.58	$2.41	$2.02

AFFO	$736,374	$647,028	$561,661	$463,139	$274,183

AFFO per diluted share	$2.88	$2.74	$2.57	$2.41	$2.06

Cash dividends paid per share	$2.392	$2.271	$2.192	$2.147	$1.772

Weighted average diluted shares outstanding - FFO	255,822,679	235,891,368	218,450,863	191,781,622	132,884,933

REALTY INCOME CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2016 and 2015

(dollars in thousands, except per share data) (unaudited)

	2016	2015(1)
ASSETS
Real estate, at cost:
Land	$3,752,204	$3,286,004
Buildings and improvements	10,112,212	9,010,778
Total real estate, at cost	13,864,416	12,296,782
Less accumulated depreciation and amortization	(1,987,200)	(1,687,665)
Net real estate held for investment	11,877,216	10,609,117
Real estate held for sale, net	26,575	9,767
Net real estate	11,903,791	10,618,884
Cash and cash equivalents	9,420	40,294
Accounts receivable, net	104,584	81,678
Acquired lease intangible assets, net	1,082,320	1,034,417
Goodwill	15,067	15,321
Other assets, net	37,689	54,785
Total assets	$13,152,871	$11,845,379

LIABILITIES AND EQUITY
Distributions payable	$55,235	$50,344
Accounts payable and accrued expenses	121,156	115,826
Acquired lease intangible liabilities, net	264,206	250,916
Other liabilities	85,616	53,965
Line of credit payable	1,120,000	238,000
Term loans, net	319,127	318,835
Mortgages payable, net	466,045	646,187
Notes payable, net	3,934,433	3,617,973
Total liabilities	6,365,818	5,292,046

Commitments and contingencies

Stockholders’ equity:
Preferred stock and paid in capital, par value $0.01 per share,
69,900,000 shares authorized, 16,350,000 shares issued and
outstanding as of December 31, 2016 and December 31, 2015,
liquidation preference $25.00 per share	395,378	395,378
Common stock and paid in capital, par value $0.01 per share,
370,100,000 shares authorized, 260,168,259 shares issued and outstanding as of December 31, 2016 and 250,416,757 shares issued
and outstanding as of December 31, 2015	8,228,594	7,666,428
Distributions in excess of net income	(1,857,168)	(1,530,210)
Total stockholders’ equity	6,766,804	6,531,596
Noncontrolling interests	20,249	21,737
Total equity	6,787,053	6,553,333
Total liabilities and equity	$13,152,871	$11,845,379

(1)   During the first quarter of 2016, we adopted ASU 2015-03, which requires that debt issuance costs be reported on the balance sheet as a direct reduction to the face amount of the associated debt instrument.  As a result, we have reclassified certain items on the December 31, 2015 balance sheet within the following financial statement captions: Other assets, net, Term loans, net, Mortgages payable, net, and Notes payable, net.

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%

Compound Average Annual Total Return (5)		16.9%		10.9%		10.1%		9.4%		9.2%

Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)            FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)            Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period. Does not include reinvestment of dividends for the annual percentages.

(3)            Includes reinvestment of dividends. Source: NAREIT website and Factset.

(4)            Price only index, does not include dividends. Source: Factset.

(5)            All of these Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through December 31, 2016, and (except for NASDAQ) assuming reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.